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                                                                     EXHIBIT 2.1


              PARTNERSHIP AND LIMITED LIABILITY COMPANY MEMBERSHIP
                          INTEREST PURCHASE AGREEMENT

        THIS PARTNERSHIP AND LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "AGREEMENT") is made as of the 12th day of August, 2002, by and among Endocare, Inc., a Delaware corporation (the "BUYER"), U.S. Medical Development, Inc., a Nevada corporation ("USMD"), U.S.M.D. I, L.L.C., a Texas limited liability company ("USMDLLC") and U.S.M.D., Ltd., a Texas limited partnership ("USMDLTD"; USMD, USMDLLC and USMDLTD are sometimes hereinafter individually referred to as a "SELLER" and collectively as the "SELLERS").

                                   WITNESSETH

        WHEREAS, the Sellers are engaged in the business of owning, managing and operating entities that own medical devices and other equipment which provide cryosurgical therapy for prostate cancer and therapies for benign prostate hyperplasia (the "BUSINESS") through USMD's cryosurgery and benign prostate hyperplasia divisions (the "DIVISIONS");

        WHEREAS, each of the Sellers desires to sell, assign and transfer to the Buyer, and the Buyer desires to purchase from the Sellers, each of the Sellers' general partnership interests, limited partnership interests, limited liability company membership interests and other equity and ownership interests of any kind or nature in the partnerships and limited liability companies of the Divisions; and

        WHEREAS, the parties wish to set forth their agreement with respect to the purchase and sale of the Interests and other matters.

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises herein contained, the parties agree as follows:

        1.  PURCHASE, SALE, AND ASSIGNMENT OF THE INTERESTS.

            1.1 PURCHASE, SALE AND ASSIGNMENT.

                (A) Subject to the terms and conditions hereof, at the Initial Closing (as defined in Section 1.4 hereof) each of the Sellers shall sell, assign, convey and otherwise transfer to the Buyer, and the Buyer shall purchase from the Sellers, all right, title and interest of Sellers in and to (i) each limited partnership, limited liability company membership and other ownership or equity interest (including, without limitation, each option or other right to purchase or acquire any such limited partnership, limited liability company membership and other ownership or equity interest) as set forth and described on
Schedule 1.1 hereto (collectively, the "INITIAL INTERESTS"), in the partnerships and limited liability companies of the Divisions or that constitute a portion of the Business as listed on Schedule 1.1 hereto (collectively, the "PARTNERSHIPS"), (ii) a ninety-nine percent (99%) interest in each general partnership interest and each option or other right to purchase or acquire any such general partnership interest, as set forth and described in Schedule 1.1, in the Partnerships ("FIRST TRANCHE GP INTERESTS"; the Initial Interests and the First Tranche GP Interests are collectively referred to herein as the "FIRST TRANCHE INTERESTS"), (iii) any management agreements or other similar agreements between Sellers and/or any of their respective affiliates, on the one hand, and any of the Partnerships, on the other hand (the "MANAGEMENT AGREEMENTS") and
(iv) any rights of Sellers and/or any of their affiliates to distribute Buyer's products in any territory ("DISTRIBUTION RIGHTS"), in each case, free and clear of any and all


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security interests, liens, charges, claims, agreements (other than the obligations of Buyer under the Partnership Agreements from and after the Initial Closing), obligations and encumbrances of any nature whatsoever (as defined in
Section 2.2) ("ENCUMBRANCES").

                (B) Subject to the terms and conditions hereof, at the Second Closing (as defined in Section 1.4 hereof) each of the Sellers shall sell, assign, convey and otherwise transfer to Buyer, and the Buyer shall purchase from the Sellers, all right, title and interest of Sellers in and to the Sellers' then remaining one percent (1%) interests in each general partnership interest of the Sellers, as set forth and described in Schedule 1.1, in the Partnerships (the "SECOND TRANCHE GP INTERESTS"; the First Tranche Interests and the Second Tranche GP Interests are collectively referred to herein as the "INTERESTS"), free and clear of any and all Encumbrances.

            1.2 PURCHASE PRICE. In consideration of the sale, assignment and transfer of the Interests pursuant to Section 1.1 hereof, the Buyer agrees to pay to Sellers the consideration set forth in Section 1.2(A) below (the "PURCHASE PRICE").

                (A) Consideration. The Purchase Price shall be payable as follows:

                    (1) by offset at and as of the Second Closing of the $900,000 earnest money deposit previously paid to USMD in accordance with the Letter of Intent executed April 8, 2002 between the Buyer and U.S. Therapies L.L.C., a Nevada limited liability company and predecessor-in-interest to USMD;

                    (2) by Buyer's forgiveness at and as of the Initial Closing of the unpaid principal balance together with all accrued and unpaid interest thereon through the Initial Closing Date under that certain Promissory Note dated July 15, 2002 issued by USMD to Buyer in the original principal amount of $6,800,000;

                    (3) by discharge on the Initial Closing Date, as provided in
Section 1.2(B) hereof, of the unpaid principal balance together with all accrued and unpaid interest thereon and all other amounts, costs and expenses due with respect thereto through the Initial Closing Date (the "DISCHARGED INDEBTEDNESS AMOUNT"), under that certain Promissory Note dated October 29, 2001 issued by Atlantic Cryotherapy, L.P. to The Frost National Bank ("FROST BANK") in the original principal amount of $184,500 (the "ATLANTIC NOTE"); and

                    (4) by payment to the Sellers on the Initial Closing Date of the sum of $3,330,000 by wire transfer of immediately available funds to an account designated by the Sellers.

                (B) Discharge of Indebtedness. On the Initial Closing Date, Buyer shall pay at Sellers' direction, the Discharged Indebtedness Amount to Frost Bank, by wire transfer of immediately available funds to an account designated by or by check payable to Frost Bank. Sellers shall, at least three
(3) business days prior to the Initial Closing Date, designate to Buyer in writing the aggregate pay-off amount for Frost Bank as of the Initial Closing Date and the account to which proceeds for pay-off shall be delivered, which designation shall be accompanied by written instructions substantially in the form attached hereto as Exhibit 1.2(B) (a "PAY-OFF LETTER") executed by Frost Bank, including, without limitation, instructions to provide for the prompt termination, release and full satisfaction of all Encumbrances, from Frost Bank setting forth the amounts owed and the pay-off instructions.

            1.3 NO ASSUMPTION OF LIABILITY. Except as expressly provided in this Agreement, neither party shall assume or shall be deemed to have assumed any liability or obligation of any other party of any kind, character, or description, whether known or unknown, absolute or contingent, accrued


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or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise (a "LIABILITY").

            1.4 CLOSING.

                (A) INITIAL CLOSING. The initial closing of the transactions contemplated hereby, other than the transactions contemplated by Section 1.1(B) hereof, (the "INITIAL CLOSING") shall be held as soon as practicable after the date hereof (the "INITIAL CLOSING DATE"), at the offices of Brobeck, Phleger & Harrison LLP, 12390 El Camino Real, San Diego, California 92130, or at such other location as the Buyer shall designate.

                (B) SECOND CLOSING. The closing of the transactions contemplated by Section 1.1(B) hereof (the "SECOND CLOSING"; the Initial Closing and the Second Closing are sometimes collectively referred to herein as the "CLOSINGS") shall be held on the next business day following the Initial Closing Date or such later date determined by the mutual written agreement of the parties (the "SECOND CLOSING DATE") at the offices of Brobeck, Phleger & Harrison LLP, 12390 El Camino Real, San Diego, California 92130, or at such other location as the Buyer shall designate.

                (C) TRANSACTIONS. For purposes of this Agreement, "TRANSACTIONS" shall mean any and all of the transactions contemplated by this Agreement.

        2. REPRESENTATIONS AND WARRANTIES OF SELLERS.

        Each of the Sellers, jointly and severally, on its own behalf and on behalf of the Partnerships, as applicable, represents and warrants to the Buyer, as follows, as of the date hereof, except as set forth on the disclosure schedule furnished to Buyer and attached hereto which sets for the exceptions to the representations and warranties contained in this Section 2 and certain other information called for by this Section 2 (the "SELLERS DISCLOSURE SCHEDULE") which Sellers Disclosure Schedule identifies any such exceptions with reasonable particularity and is arranged in sections corresponding to the numbered and lettered sections contained in this Agreement. The parties acknowledge and agree that disclosure of any fact or item in any particular section of the Sellers Disclosure Schedule shall be deemed to be made in any other specific section or sections of the Sellers Disclosure Schedule to which such disclosure reasonably relates.

            2.1 AUTHORITY. Each of the Sellers possesses full corporate or partnership power and authority, as the case may be, to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by general principles of equity.

            2.2 NO VIOLATION. The execution and delivery of this Agreement by the Sellers and the performance by each of them of the Transactions will not (A) violate any provision of the Articles of Incorporation or By-laws of USMD or the Partnership Organizational Documents (as defined below) of USMDLTD or the Partnership Organizational Documents of the Partnerships, (B) violate any law or regulation of any United States federal, territorial, state or local governmental or regulatory agency or authority (an "AUTHORITY"), (C) require any consent or approval of, notice to or filing with any Authority which has not been obtained or made, except where the failure to obtain such consent or approval, or to provide such notice or filing, would not have a Material Adverse Effect (as defined below) on the Sellers


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and the Partnerships (or any of them), (D) result in a breach of any provision of, or require the consent or approval of any third party which has not been obtained under any contract or agreement to which the Sellers or the Partnerships (or any of them) is a party, or (E) result in the creation or imposition of any Encumbrance upon any portion of the assets of the Partnerships pursuant to the terms of any contract or agreement to which the Sellers or the Partnerships (or any of them) is a party (the consents, approvals and notices, if any, required to be obtained or made and referred to in clauses (C) and (D) above are collectively referred to herein as "SELLERS CONSENTS"). Sellers have heretofore delivered to the Buyer true, correct and complete copies of (X) the certificates of limited partnership of each of USMDLTD and the Partnerships and all amendments thereto (collectively, the "PARTNERSHIP CERTIFICATES"), (Y) the limited partnership agreements of each of USMDLTD and the Partnerships and all amendments thereto and limited liability company agreements of each of USMDLLC and the Partnerships and all amendments thereto (collectively, the "PARTNERSHIP AGREEMENTS"), and (Z) all other organizational documents, if any, of each of USMDLTD, USMDLLC and the Partnerships governing the ownership, operation, voting and control of any of USMDLTD, USMDLLC and the Partnerships (the documents described in clauses (X), (Y) and (Z) above are, collectively referred to herein as the "PARTNERSHIP ORGANIZATIONAL DOCUMENTS").

            2.3 TITLE TO THE INTERESTS.

                (A) USMD is the record and beneficial owner of and has good and valid title to a 99.5% limited partnership interest in USMDLTD, free and clear of any and all Encumbrances. USMD has no other ownership or equity interest of any kind (including, without limitation, any option or right to purchase or acquire any such other ownership or equity interest) in either USMDLTD or, except as listed in Schedule 1.1, any of the Partnerships. USMD is the sole record and beneficial owner of limited partnership interests in USMDLTD. There are no agreements or other commitments of any nature relating to the issuance of general or limited partnership interests in USMDLTD.

                (B) U.S.M.D. I, L.L.C., a Texas limited liability company is the record and beneficial owner of and has good and valid title to a 0.5% general partnership interest in USMDLTD, free and clear of any and all Encumbrances. U.S.M.D. I, L.L.C. has no other ownership or equity interest of any kind (including, without limitation, any option or right to purchase or acquire any such other ownership or equity interest) in either USMDLTD or, except as listed in Schedule 1.1, any of the Partnerships. U.S.M.D. I, L.L.C. is the sole record and beneficial owner of general partnership interests in USMDLTD.

                (C) The list of the Partnerships set forth in Schedule 1.1 hereto is a true, correct and complete list of each partnership and limited liability company of the Divisions or through which the Business (or any portion thereof) is conducted.

                (D) The list of the Interests set forth and described in
Schedule 1.1 hereto is a true, correct and complete list of each general partnership, limited partnership, limited liability company membership and other ownership or equity interest (including, without limitation each option or other right to purchase or acquire any such general partnership, limited partnership, limited liability company membership and other ownership or equity interest), of the Partnerships owned beneficially or of record by the Sellers (or any of them).

                (E) USMDLTD is the record and beneficial owner of and has good and valid title to the Interests in the percentages set forth in Schedule 1.1 opposite USMDLTD's name thereon, free and clear of any and all Encumbrances. USMD is the record and beneficial owner of and has good and valid title to the Interests in the percentages set forth in Schedule 1.1, opposite USMD's name thereon, free and clear of any and all Encumbrances. USMDLLC is the record and beneficial owner


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of and has good and valid title to the Interests in the percentages set forth in
Schedule 1.1, opposite USMDLLC's name thereon, free and clear of any and all Encumbrances.

                (F) Section 2.3(F) of the Sellers Disclosure Schedule contains a correct and complete list of each Partnership together with the names of each holder (including Sellers), and each such holder's respective ownership percentage, in general partnership, limited partnership, limited liability company membership and other equity ownership interests (including, without limitation, each option or other right to purchase or acquire any such general partnership, limited partnership, limited liability company membership and other equity ownership interests), in each such Partnership.

                (G) The delivery by the Sellers of the Interests to the Buyer at the Initial Closing or the Second Closing, as provided herein, shall convey to the Buyer good and valid title to the Interests, free and clear of all, and shall not result in Buyer being subject to any, Encumbrances.

                (H) Each of the issued and outstanding general partnership, limited partnership, limited liability company membership and other equity ownership interests (including, without limitation, each option or other right to purchase or acquire any such general partnership, limited partnership, limited liability company membership and other equity ownership interests), in the Partnerships, including, without limitation, the Interests, has been issued in full compliance with the Partnership Organizational Documents applicable thereto and in full compliance with all applicable securities laws, rules, regulations and requirements. After the original issuance of any such interests that are general partner interests in any of the Partnerships (including the First Tranche GP Interests and the Second Tranche GP Interests), each subsequent transfer, if any, of any such general partner interests (including the First Tranche GP Interests and the Second Tranche GP Interests), was made in full compliance with the Partnership Organizational Documents applicable thereto and, in full compliance with all applicable securities laws, rules, regulations and requirements.

                (I) Except with respect to any required capital contributions in Tri-States Cryotherapy, L.P., each of the Sellers has made any and all capital contributions required to be made by it prior to the date hereof (including, without limitation, any required initial capital contributions) to the Partnerships as required by the Partnership Organizational Documents. None of the Sellers has any obligation to make any other capital contribution or any loan or other payment or any other transfer of assets or services to the Partnerships.

            2.4 OTHER OWNERSHIP INTERESTS. No other person has any right to obtain or acquire any general partnership, limited partnership, limited liability company membership or other ownership or equity interest (including, without limitation, any option or other right to purchase or acquire any such general partnership, limited partnership, limited liability company membership or other ownership or equity interest), in or to any of the Partnerships or its capital, profits or distributions.

            2.5 CONTRACTS AND COMMITMENTS.


                (A) CONTRACTS. Set forth in Section 2.5 of the Sellers Disclosure Schedule is a true, correct and complete list of each of the following agreements, whether written or oral, to which the Partnerships (or any of them) is a party:

                    (1) any lease of real property, or legally binding commitment, contract, obligation or agreement for the purchase or sale of real property (hereinafter, legally binding commitments, contracts, obligations and agreements of any nature shall all be included in the term "AGREEMENT");


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                    (2) any employment agreement with any officer, employee,
director or consultant which is not terminable without severance liability in excess of $10,000.00 at the discretion of such Partnership on thirty (or fewer) days' notice from such Partnership;

                    (3) any agreement to lend or borrow money;

                    (4) any collective bargaining agreement with any labor union or other representative of employees;

                    (5) any agreement guaranteeing the payment or performance of the obligations of others, except in the ordinary course of business;

                    (6) any lease of any personal property under the express terms of which such Partnership shall hereafter be obligated to make aggregate annual payments exceeding one hundred thousand dollars ($100,000.00);

                    (7) any ongoing agreement for the sale or purchase of products or services by such Partnership under the terms of which such Partnership could hereafter be entitled to receive or obligated to make aggregate annual payments exceeding one hundred thousand dollars ($100,000.00) for any such agreement;

                    (8) any partnership or joint venture agreement the existence of which the Sellers have not informed the limited partners of the Partnerships;

                    (9) any security or pledge agreement;

                    (10) any management or similar agreement, including each Management Agreement; or

                    (11) all Partnership Organizational Documents; and

                    (12) any other agreement material to any of the Partnerships.

                (B) ENFORCEABILITY AND ASSIGNABILITY. Each of the agreements set forth in Section 2.5 of the Sellers Disclosure Schedule and the requirements relating to the indebtedness referenced in Section 2.6 (the "CONTRACTS") is enforceable and in full force and effect, except as such enforceability and effectiveness may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors rights generally and by general principles of equity; and none of the Partnerships is in breach or default, nor are there any facts that with notice or lapse of time would cause a breach or default by the Partnerships under any of the Contracts, nor is any of the Sellers aware of any existing breach or default or of any facts that with notice or lapse of time would constitute a breach or default of any such Contract by any other party thereto. Each of the written Contracts incorporates all of the material terms and conditions agreed to by the parties thereto. The consummation of the Transactions will not be deemed to be an assignment of any of the Contracts requiring the consent of any other person.

            2.6 INDEBTEDNESS OF THE PARTNERSHIPS. None of the Partnerships has, nor shall the consummation of the Transactions result in any of the Partnerships being subject to, any debt, guaranty, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, due or to become due, or known or unknown, other than such liabilities incurred in the ordinary course of business


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consistent with past practices or which have not had or could not reasonably be expected to result in a Material Adverse Effect on the Sellers and the Partnerships (or any of them).

            2.7 LITIGATION. There is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending, or to the knowledge of the Sellers, threatened (i) against any of the Sellers or the Partnerships, nor, to the knowledge of the Sellers, any investigation that might result in any such suit, action or proceeding, (ii) that, to the knowledge of the Sellers, otherwise relates to or may affect the Business or either of the Divisions or
(iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

            2.8 STATEMENT OF REVENUE. The Sellers have previously delivered to the Buyer an unaudited, internally prepared Summary of Revenue of the Partnerships for the year ended December 31, 2001 and for the quarter ended March 31, 2002 (the "SUMMARY OF REVENUES"). Such Summary of Revenues (i) has been prepared in accordance with the books and records of the Sellers and the Partnerships, and (ii) fairly presents the financial condition and results of operations of the Partnerships as of the respective dates thereof and for the periods covered thereby.

            2.9 ABSENCE OF CHANGES. Except for the execution and delivery of this Agreement and the Transactions, since December 31, 2001, there has not been any event or development which could reasonably be expected to result in a Material Adverse Effect (as hereafter defined) on any of the Sellers or the Partnerships. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means, for any person, a material adverse effect (a) on the business, operations, financial condition, assets and properties, liabilities or prospects of such person, taken as a whole, or (b) on the ability of such person to consummate the Transactions, provided, however, that it shall not include any of the following, either alone or in combination any effect or change occurring as a result of (i) general economic or financial conditions, or (ii) other developments which are not unique to the person but also uniformly affect each of the other persons who participate or are engaged in the lines of business in which the person participates or is engaged.

            2.10 TANGIBLE PERSONAL PROPERTY. Each of the Partnerships is in possession of and has good title to, or has valid leasehold interests in or valid rights to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other assets and properties necessary for the conduct of the Business, except where the failure to hold such title, interest or right would not have a Material Adverse Effect either individually or in the aggregate on the Partnerships (or any of them). All tangible personal property and equipment used by the Partnerships in the conduct of the Business (the "PARTNERSHIPS EQUIPMENT") is with no known material defects and is in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of the Business as presently conducted. Section 2.10 of the Sellers Disclosure Schedule contains a list and description of (i) each item of Partnership Equipment with a book value that exceeds $25,000; (ii) the name of the Partnership that owns such item of Partnership Equipment and (iii) the physical location of such item of Partnership Equipment.

            2.11 BENEFIT PLANS; ERISA.

                (A) None of the Sellers or the Partnerships presently maintains or contributes to, nor have any of the Sellers or the Partnerships ever maintained or contributed to, any Benefit Plan (as hereafter defined).

                (B) None of the Sellers or the Partnerships nor any ERISA Affiliate has at any time within the six (6) year period preceding the Initial Closing Date maintained, contributed to, or been obligated to contribute to any Defined Benefit Plan or "multiemployer plan" (as defined in Section


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(3)(37) or 4001(a)(3) of ERISA) and no condition exists that presents a material risk to any of the Sellers or the Partnerships or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

                    (1) "BENEFIT PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA established, arranged or maintained by the Sellers and the Partnerships (or any of them) or any corporate group of which the Sellers and the Partnerships (or any of them) is or was a member, existing at the Initial Closing Date or prior thereto, to which the Sellers and the Partnerships (or any of them) contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Sellers and the Partnerships (or any of them) or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

                    (2) "ERISA AFFILIATE" means any entity which is a member of a "controlled group of corporations" or which is or was under" common control" with the Sellers and the Partnerships (or any of them) as defined in Section 414 of the Code.

                    (3) "DEFINED BENEFIT PLAN" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the code or Title IV of ERISA.

                    (4) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            2.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS.

                (A) Each of the Sellers and the Partnerships is, and at all times since its incorporation or organization, as the case may be, has been, in compliance with each legal requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets, except where failure to comply would not result in a Material Adverse Effect.

                (B) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Sellers and the Partnerships (or any of them) of any legal requirement, except where such violation would not result in a Material Adverse Effect on the Sellers and Partnerships (or any of them) or (ii) may give rise to any obligation on the part of the Sellers and the Partnerships (or any of them) to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except where the cost of such remedial action would not have a Material Adverse Effect.

                (C) None of the Sellers or the Partnerships has received any written notice or other written communication from any Authority or any other person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any legal requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Sellers and the Partnerships (or any of them) to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            2.13 ENVIRONMENTAL MATTERS.

                (A) Each of the Sellers and the Partnerships is in compliance with all applicable Environmental Laws (as defined below) except where such failure could reasonably be expected to have a


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Material Adverse Effect, and there are no circumstances which may materially prevent or interfere with such compliance in the future. None of the Sellers or the Partnerships has received any communication (whether written or oral), whether from an Authority, citizen group, employee or otherwise, that alleges that the Sellers and the Partnerships (or any of them) or any of their respective assets or properties used in the Business is not in full compliance with Environmental Laws. All permits, registrations and other governmental authorizations currently held by the Sellers and the Partnerships (or any of them) pursuant to Environmental Laws (collectively, "ENVIRONMENTAL PERMITS") represent all permits necessary for the conduct of the Business as currently conducted, except where the failure to hold such Environmental Permits (or any of them) could reasonably be expected to have a Material Adverse Effect. None of the Sellers or the Partnerships has been notified by any relevant Authority that any permit will be modified, suspended or revoked or cannot be renewed in the ordinary course of business.

                (B) There is no Environmental Notice (as defined below) that is
(i) pending or, to the knowledge of the Sellers, threatened against the Sellers and the Partnerships (or any of them) or (ii) to the knowledge of the Sellers, pending or threatened against any person whose liability for such Environmental Notice may have been retained or assumed by or could reasonably be imputed or attributed to the Sellers and the Partnerships (or any of them).

                (C) To the knowledge of the Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any property currently or formerly owned, operated or used by the Sellers and the Partnerships (or any of them), including, without limitation, the release, emission, discharge or disposal of any Material (as defined below) into the Environment (as defined below), that (i) could reasonably be expected to result in the incurrence of costs under Environmental Laws or (ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to the Sellers and the Partnerships (or any of them) or against any person whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed to the Sellers and the Partnerships (or any of them).

                (D) For purposes of this Section 2.13:

                    (1) "ENVIRONMENT" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and any indoor workplace.

                    (2) "ENVIRONMENTAL NOTICE" means any written notice by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the emission, discharge, disposal, release or threatened release in or into the Environment of any Material or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

                    (3) "ENVIRONMENTAL LAWS" means all national, state, local and foreign laws, codes, regulations, common law, requirements, directives, orders, and administrative or judicial interpretations thereof, all as in effect on the date hereof or on the Initial Closing Date, that may be enforced by any Authority, relating to pollution, the protection of the Environment.

                    (4) "MATERIAL" means pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes, including, without limitation, petroleum and petroleum products.

            2.14 TAX MATTERS.

                (A) Each of the Sellers and the Partnerships has filed on a timely basis all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Each of the Sellers and the Partnerships has paid on a timely basis all Taxes that were due and payable, or if not yet due and payable, such Taxes are accrued on the books and records of the Sellers and the Partnerships. The unpaid Taxes (as defined below) for tax periods through July 31, 2002 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Sellers and the Partnerships. None of the Sellers or the Partnerships has any actual or potential liability for any Tax obligation of any other taxpayer (including any affiliated group of entities that included the Sellers and the Partnerships (or any of them) during a prior period). All Taxes that any of the Sellers or Partnerships is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Authority.

                (B) Sellers have made available to Buyer complete and accurate copies of all federal income Tax Returns, and have delivered to Buyer complete and accurate copies of all examination reports and statements of deficiencies, if any, assessed against or agreed to by the any of the Sellers and the Partnerships (or any of them). Sellers have delivered to Buyer or made available to Buyer complete and accurate copies of all other Tax Returns of each of the Sellers and the Partnerships, together with all related examination reports and statements of deficiency for all periods from and after incorporation or organization, as the case may be. To the knowledge of the Sellers, no examination or audit of any Tax Return of any of the Sellers or the Partnerships by any Authority is currently in progress or, threatened or contemplated. None of the Sellers or the Partnerships has been informed in writing by any jurisdiction that the jurisdiction believes that the Sellers or the Partnerships (or any of them) was required to file any Tax Return that was not filed. None of the Sellers or the Partnerships has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                (C) For purposes of this Agreement:

                    (1) "TAX" (and, with correlative meaning, "TAXES," "TAXABLE" and "TAXING") means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express obligation to indemnify any other person.

                    (2) "TAX RETURN" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

            2.15 PERMITS. Section 2.15 of the Sellers Disclosure Schedule contains a true and complete list of all permits used in and material, individually or in the aggregate, to the Sellers and the Partnerships (or any of them) or the conduct of the Business. All such permits are currently effective and valid and have been validly issued. To the knowledge of Sellers, no additional permits are necessary to enable the Sellers and the Partnerships (or any of them) to conduct the Business in material compliance with all applicable federal, state and local laws. Neither the execution, delivery or performance of this

Agreement nor the mere passage of time will have any effect on the continued validity or sufficiency of such permits, nor will any additional permits be required by virtue of the execution, delivery or performance of this Agreement to enable the conduct of the Business as now conducted. The Sellers have provided or made available to Buyer true and complete copies of all permits listed in the Sellers Disclosure Schedule.

            2.16 REGULATORY COMPLIANCE.

                (A) Each of the Sellers and the Partnerships has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "REGULATED PRODUCTS") required to be filed with or otherwise provided to the United States Food and Drug Administration (the "FDA") or any other Authority with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied in all material respects with all legal requirements of the FDA or other Authority with respect to the Regulated Products (including but not limited to the Federal Food, Drug, and Cosmetic Act, the Medicare Anti-Kickback Statute, the Health Insurance Portability and Accountability Act, the Federal False Claims Act, the Federal laws concerning physician self-referral known as "Stark I" and "Stark II", and the rules and regulations of the Joint Commission on Accreditation of Healthcare Organizations) in all material respects, and all regulatory licenses or approvals in respect thereof are in full force and effect. All documentation, correspondence, reports, data, analyses and certification relating to or regarding any medical devices of any of the Sellers or the Partnerships filed with or delivered by or on behalf of any of the Sellers or the Partnerships to any Authority was in all material respects true and accurate when so filed or delivered and, to the knowledge of the Sellers, remains true and accurate in all material respects. Each Regulated Product is being distributed and marketed in all material respects in compliance with all applicable requirements under all applicable laws.

                (B) Section 2.16(B) of the Sellers Disclosure Schedule sets forth a list of each Regulated Product manufactured, marketed, distributed, sold or licensed by or on behalf of the any of the Sellers or the Partnerships as of the date of this Agreement.

                (C) No request has ever been made to recall, withdraw, suspend or discontinue any Regulated Product distributed or managed by any of the Sellers or the Partnerships (whether voluntarily or otherwise). To the knowledge of the Sellers, no proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Regulated Product managed or distributed by any of the Sellers or the Partnerships are pending or, to the knowledge of the Sellers, threatened against any of the Sellers or the Partnerships, nor have any such proceedings ever been instituted.

                (D) None of the Sellers or the Partnerships has received any written notice from the FDA or any other Authority of any action to withdraw its approval or request the recall of any Regulated Product, any action to enjoin production of any Regulated Product.

            2.17 BROKERS. None of the Sellers have retained any broker in connection with the Transactions. Buyer has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Transactions by reason of any action taken by or on behalf of any of the Sellers or the Partnerships.

            2.18 MATERIAL MISSTATEMENTS AND OMISSIONS. The statements, representations and warranties of the Sellers contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Sellers pursuant hereto, or in connection with the Transactions, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

        3. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

        Buyer represents and warrants to each of the Sellers, as of the date hereof, as follows:

            3.1 AUTHORITY AND NO VIOLATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer possesses full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement by the Buyer and the performance by it of the Transactions do not violate the Certificate of Incorporation or Bylaws of the Buyer or, to the Buyer's knowledge, (A) violate any law or regulation of any Authority, (B) require any consent or approval of, notice to or filing with any Authority which has not been obtained or made, except where the failure to obtain such consent or approval, or to provide such notice or filing, would not have a Material Adverse Effect on the Buyer or (C) result in a breach of any provision of, or require the consent or approval of any third party which has not been obtained under, the terms of any contract or agreement to which the Buyer is a party, which violation, breach or consent or approval (if not obtained) would have a Material Adverse Effect on the Buyer.

            3.2 LITIGATION. There is no suit, action or other proceeding, or injunction or final judgment relating thereto, pending, or to the knowledge of Buyer, threatened against Buyer that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

            3.3 BROKERS. Except for its retention of Adams, Harkness & Hill, Buyer ("BUYER'S FINANCIAL ADVISOR") has not retained any broker or investment banker in connection with the Transactions. Sellers and the Partnerships have, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee, including without limitation, any fees of Buyer's Financial Advisor, in connection with this Agreement or the Transactions by reason of any action taken by or on behalf of the Buyer.

        4. CERTAIN COVENANTS.

            4.1 TRANSACTIONAL TAXES. Each of the Sellers shall be liable, jointly and severally, for, and shall indemnify and hold harmless the Buyer and the Partnerships against, all Taxes with respect to the sale, transfer, or assignment of the Interests or the consummation of the Transactions.

            4.2 ACCESS. Each of the Sellers shall provide, during the normal business hours of Seller, to Buyer, reasonable access to the facilities, books, and records of the Sellers and the Partnerships and any partnerships of which any of the Partnerships is the general partner and shall cause their officers, employees, accountants, and other agents and representatives ("collectively, "REPRESENTATIVES") to reasonably cooperate with each Representative of Buyer in connection with Buyer's due diligence investigation of the Sellers and the Partnerships and the assets, contracts, liabilities, operations, records and other aspects of the Business and the Divisions.

            4.3 OPERATIONS. Each of the Sellers covenants and agrees on its own behalf and on behalf of each of the Partnerships that the operations and financial affairs of each of the Partnerships and the partnerships of which any of the Partnerships is the general partner will be conducted in its ordinary course of business consistent with past practices during the period from the effective date hereof until the Initial Closing.

            4.4 INFORMATION ACCESS. Buyer agrees that, at the Sellers' expense, for a period of seven (7) years after the Initial Closing Date, it will assist and cooperate with the Sellers in collecting and assembling information relating to the operation of the business of the Partnerships on or prior to the Initial Closing Date that customarily has been provided or used in connection with the preparation of any and all Tax Returns, information returns or other reports required to be filed by the Sellers with any Authority. During such period, Buyer shall retain, and neither destroy nor dispose of, all Tax Returns, books and records (including computer files) of, or with respect to the activities of, the Business and the Divisions for all taxable periods ending prior to the Initial Closing Date.

            4.5 FILINGS. Each of the Buyer and the Sellers, on its own behalf and on behalf of the Partnerships, shall promptly take all such action as may, under applicable law, be necessary or appropriate for, and will promptly file and, if appropriate, use its best efforts to have declared effective or approved all documents and notifications with or to any Authority that are necessary or appropriate for the consummation of the Transactions, and each of the Buyer and the Sellers shall promptly give the other party information requested by such other party pertaining to it and its affiliates that is reasonably necessary to enable such other party to take such actions and file in a timely manner all documents and notifications required to be so filed by applicable law.

            4.6 OTHER ACTIONS. Each of the Buyer and the Sellers, on its own behalf and on behalf of the Partnerships, shall use its reasonable best efforts to consummate the Transactions and make them effective as promptly as practicable, including, without limitation, (i) defending lawsuits or other proceedings challenging this Agreement or the consummation of any of the Transactions, (ii) using reasonable best efforts to lift any injunction or order adversely affecting this Agreement or the consummation of the Transactions or
(iii) using reasonable best efforts to obtain any consents necessary for its performance of the Transactions.

            4.7 NO SOLICITATION OR NEGOTIATION. Between the date hereof and the Initial Closing Date, none of the Sellers will (nor will the Sellers permit any of the Sellers' officers, directors, general partners, employees, agents, Representatives or affiliates to) directly or indirectly, take any of the following actions with any person other than Buyer: (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person relating to any possible acquisition of any of the Partnerships or any of the Interests (whether by way of merger, purchase of equity or ownership interests, purchase of assets or otherwise) or any material portion of its or their assets; (ii) provide information with respect to it or any of the Partnerships to any person, other than to Buyer, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person to which the Sellers (or any of them) has knowledge, to acquire any of the Partnerships or any of the Interests (whether by way of merger, purchase of equity or ownership interest, purchase of assets or otherwise) or any portion of its or their assets; or (iii) enter into any agreement with any person providing for the possible acquisition of any of the Partnerships or any of the Interests (whether by way of merger, purchase of equity or ownership interest, purchase of assets or otherwise), or any portion of its or their assets. In addition, each of the Sellers also agrees that, unless and until this Agreement is terminated in accordance with its terms, it will not commence, be involved in, or take any actions in furtherance of, the process of becoming a public company through an initial public offering. Notwithstanding the foregoing, nothing in this Section 4.7 shall restrict or be deemed to restrict the Sellers, between the date hereof and the Initial Closing, from offering and selling limited partnership interests in the Partnerships to potential new limited partners in the ordinary course of business and consistent with past practices.

            4.8 TERMINATION OF DISTRIBUTION AGREEMENTS. Each of Buyer and the Sellers hereby agrees and acknowledges that, upon consummation of the Transactions, each distributor or distribution agreement between Buyer, on the one hand, and Sellers (or any of them), on the other hand, shall, without any further action, be automatically terminated and of no further force and effect.

        5. CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE SELLERS.

            5.1 THE BUYER'S CONDITIONS. The Sellers will deliver or cause to be delivered to the Buyer:

                (A) CERTIFICATE. At the Initial Closing, certificates of an authorized officer of each of the Sellers certifying (i) copies of resolutions duly adopted by the Board of Directors of USMD, the general partner of USMDLTD and the manager(s) and/or member(s) of USMDLLC authorizing and approving the execution, delivery and performance of this Agreement and the other agreements and documents executed and delivered in connection herewith, (ii) that all action by each of the Sellers and the Partnerships necessary to approve the execution, delivery and performance of this Agreement, and the other agreements and documents executed and delivered by the Sellers and the Partnerships (or any of them) in connection herewith, shall have been duly and validly taken, (iii) that the representations and warranties of each of the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Initial Closing Date with the same effect as if made at and as of the Initial Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date and in any event, subject to the foregoing materiality qualification) and (iv) such other matters as the Buyer may reasonably request.

                (B) ASSIGNMENT AND ASSUMPTION AGREEMENTS AND AMENDMENTS TO PARTNERSHIP AGREEMENTS.

                    (1) At the Initial Closing, (i) an Assignment Agreement, providing for the sale, assignment and assumption of the First Tranche Interests and the assignment of the Management Agreements and the Distribution Rights, all as set forth in Section 1.1 above, substantially in the form satisfactory to the Buyer, Sellers and their legal counsel (the "INITIAL ASSIGNMENT AGREEMENT") and
(ii) if recommended by counsel to the Buyer, amendments to the Partnership Agreements providing for the admission and substitution of the Buyer as the general partner of the Partnerships, substantially in the form satisfactory to the Buyer, Sellers and their legal counsel (the "AMENDMENT AGREEMENTS"), in each case, executed by each of Buyer and the Sellers (and any other parties required for the effectuation thereof) and such other documentation as shall be reasonably requested by the Buyer to evidence the valid assignment of the First Tranche Interests and, if recommended by legal counsel to the Buyer, the admission and substitution of the Buyer as the general partner of the Partnerships.

                    (2) At the Second Closing, an Assignment Agreement providing for the sale, assignment and assumption of the Second Tranche GP Interests as set forth in Section 1.1 above (the "SECOND ASSIGNMENT AGREEMENT"), executed by each of Buyer and the Sellers and such other documentation as shall be reasonably requested by the Buyer to evidence the valid assignment of the Second Tranche GP Interests.

                (C) AMENDMENTS TO PARTNERSHIP CERTIFICATES. At the Initial Closing, if advised to do so by legal counsel to the Buyer, Certificates of Amendment to the Partnership Certificates of the

Partnerships, evidencing the substitution and admission of the Buyer as the general partner of the Partnerships, in a form satisfactory to the Buyer and its legal counsel, executed by each of Buyer and the Sellers (and any other parties required for the effectuation thereof).

                (D) TERMINATION OF ENCUMBRANCES. At the Initial Closing, evidence satisfactory to Buyer and its counsel that:

                    (1) each of the promissory notes issued by any of the Partnerships to Frost Bank, including, without limitation, the Atlantic Note, the Promissory Note dated April 18, 2002 issued by East Coast Cryotherapy, L.P. to Frost Bank in the original principal amount of $324,970.81, the Promissory Note dated April 18, 2002 issued by East Michigan Cryotherapy, L.P. to Frost Bank in the original principal amount of $184,500 and the Promissory Note dated October 29, 2001 issued by Georgia Cryotherapy, L.P. to Frost Bank in the original principal amount of $335,564.76 (the "FROST/PARTNERSHIPS NOTES") and any security agreements and other documents, instruments or agreements executed by any of the Partnerships with Frost Bank related to or in connection with the Frost/Partnerships Notes (the "FROST/PARTNERSHIPS LOAN DOCUMENTS", have been terminated and cancelled and are of no further force or effect;

                    (2) all Encumbrances on or with respect to (i) any of the Interests, including, but not limited to, Encumbrances of Frost Bank thereon, and (ii) any Encumbrances on or with respect to the Partnerships (or any of them) or any of the Partnerships' respective assets and properties, including, but not limited to, Encumbrances of Frost Bank with respect to the Frost/Partnerships Notes and Frost/Partnerships Loan Documents, have, in each case, been fully released and terminated (the "RELEASED ENCUMBRANCES"), including, without limitation, a Pay-Off Letter executed by Frost Bank with respect to the Discharged Indebtedness Amount and Uniform Commercial Code ("UCC") termination statements terminating all UCC financing statements which cover any of the Released Encumbrances; provided, however, notwithstanding the closing of the Transactions, failure to secure the release of any Encumbrances by Sellers shall not constitute a waiver on the part of Buyer of the obligations of Sellers set forth in this subsection (D).

                (E) RELEASES. At the Initial Closing, releases in the form attached hereto as Exhibit 5.1(E) executed by each of the Sellers and John M. House, M.D.

                (F) NON-COMPETITION AGREEMENTS. At the Initial Closing, non-competition, non-solicitation and non-disclosure agreements substantially in the form attached hereto as Exhibit 5.1(F) executed by each of the Sellers, John
M. House, M.D., David S. Ellis, M.D., H. Pat Hezmall, M.D. and Robert A. Yonke.

                (G) LEGAL OPINIONS.

                    (1) At the Initial Closing, an opinion of Haynes and Boone LLP, dated the Initial Closing Date, substantially in the form of Exhibit 5.1(G).

                    (2) At the Initial Closing, evidence that opinions of Haynes and Boone LLP, dated the Initial Closing Date and substantially in the form required by any of the Partnership Agreements have, where applicable, been delivered to the Partnerships.

                (H) GOOD STANDING CERTIFICATES. At the Initial Closing, certificates dated as of a date not earlier than the tenth (10th) business day prior to the Initial Closing as to the good standing of each of the Sellers and the Partnerships executed by the appropriate officials of the jurisdictions of organization of each of the Sellers and the Partnerships.

                (I) CONSENTS. At the Initial Closing, each of the Sellers Consents.

                (J) OTHER CLOSING DOCUMENTS. At the Initial Closing, such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Sellers.

            5.2 SELLERS' CONDITIONS. The Buyer will deliver or cause to be delivered to the Sellers:

                (A) CERTIFICATE. At the Initial Closing, a Certificate of the Secretary of the Buyer certifying (i) copies of resolutions duly adopted by the Board of Directors of the Buyer authorizing and approving the execution, delivery and performance of this Agreement and the other agreements and documents executed and delivered in connection herewith, (ii) that all action by Buyer necessary to approve the execution, delivery and performance of this Agreement, and the other agreements and documents executed and delivered by Buyer in connection herewith, shall have been duly and validly taken, (iii) that the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Initial Closing Date with the same effect as if made at and as of the Initial Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date and in any event, subject to the foregoing materiality qualification) and (iv) such other matters as the Sellers may reasonably request.

                (B) ASSIGNMENT AGREEMENTS. At the Initial Closing, the Initial Assignment Agreement, executed by the Buyer and, at the Second Closing, the Second Assignment Agreement, executed by the Buyer.

                (C) AMENDMENT AGREEMENTS. At the Initial Closing, the Amendment Agreements, executed by the Buyer.

                (D) GOOD STANDING CERTIFICATE. At the Initial Closing, a Certificate dated as of a date not earlier than the tenth (10th) business day prior to the Initial Closing as to the good standing of Buyer executed by the Secretary of State of the State of Delaware.

        6. SURVIVAL OF REPRESENTATIONS; INDEMNITIES.

            6.1 SURVIVAL; LIABILITY.

                (A) SURVIVAL. The representations and warranties contained in this Agreement shall survive the sale, assignment and transfer to the Buyer of the Interests and shall continue in full force and effect for twelve (12) months following the Initial Closing, except that (i) the representations and warranties contained in Sections 2.1, 2.3 and 2.4 shall survive forever and (ii) the representations and warranties contained in Sections 2.11, 2.12, 2.13 and
2.14 shall survive through the applicable statute of limitations (the "EXPIRATION DATE"). The agreements and covenants contained in this Agreement shall survive in accordance with their terms.

                (B) NO EFFECT ON LIABILITY. None of (i) the consummation of the Transactions, (ii) the delay or omission of any party to exercise any of its rights under this Agreement or (iii) any investigation or disclosure that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise, shall (x) affect the liability of the parties to one another for breaches of their covenants contained in this Agreement, (y) affect the liability of the parties to one another for misrepresentation under this Agreement, or (z) prevent any party from relying on the representations contained in this Agreement.

            6.2 INDEMNITIES.

                (A) SELLERS' INDEMNITY. Each of the Sellers, jointly and severally, shall indemnify, defend and hold harmless the Buyer and its officers, directors, employees, partners, affiliates, agents, successors, subsidiaries and permitted assigns (collectively, the "BUYER INDEMNIFIED GROUP") from and against any and all liabilities, damages, obligations, claims and expenses (including, without limitation, costs of investigation and defense and reasonable attorney's fees) (collectively "LOSSES") that any member of the Buyer Group sustains or becomes subject to as a result of, arising out of or relating to (i) the breach of any of the warranties or representations of the Sellers (or any of them) made herein, (ii) the breach of any covenants or agreements of the Sellers (or any of them) made herein, and (iii) any Third Party Claims (as defined in Section 6.2(C) below) arising out of or relating to the ownership of the Interests, the operation of the Partnerships and the conduct of the Business in any period prior to the Initial Closing.

                (B) THE BUYER'S INDEMNITY. The Buyer shall indemnify, defend and hold harmless each of the Sellers and their respective officers, directors, employees, partners, affiliates, agents, successors, subsidiaries and permitted assigns (collectively, the "SELLERS INDEMNIFIED GROUP") from and against all Losses that any member of the Sellers Indemnified Group sustains or becomes subject to as a result of (i) the breach of any of the warranties or representations of the Buyer made herein, (ii) the breach of any of the covenants or agreements of the Buyer made herein, and (iii) the ownership of the Interests, the operation of the Partnerships and the conduct of the Business in any period subsequent to the Initial Closing.

                (C) THIRD PARTY CLAIM. If any claim, action, suit or proceeding is filed or initiated by a third party against any party entitled to the benefit of indemnity hereunder (each, a "THIRD PARTY CLAIM"), written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within three (3) days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Third Party Claim, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Third Party Claim and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Third Party Claim or (ii) the named parties to such Third Party Claim include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Third Party Claim within 15 days after receipt of notice thereof pursuant to this Section 6.2, or (ii) the named parties to such Third Party Claim include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Third Party Claim has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to participate, at the indemnifying party's cost and expense, in the defense, compromise or settlement of such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of both the indemnified and the indemnifying party, which consent shall not be unreasonably withheld. The indemnifying party shall be liable for any settlement of any Third Party Claim effected pursuant to and in accordance with this Section 6.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Losses by reason of such settlement or judgment.

        Regardless of whether the indemnified party participates in the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Third Party Claim under this
Section 6.2.

                (D) COOPERATION. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom. The indemnifying party shall pay all reasonable expenses due under this Section 6.2 as such expenses become due. In the event such expenses are not so paid, the indemnified party shall be entitled to settle any Third Party Claim under this Section 6.2 without the consent of the indemnifying party and without waiving any rights the indemnified party may have against the indemnifying party.

                (E) LIMITATIONS ON INDEMNIFICATION OF BUYER INDEMNIFIED GROUP. Claims for indemnification by the Buyer Indemnified Group under Section 6.2(A) hereof shall be limited as follows:

                    (1) Any claim for indemnification by the Buyer Indemnified Group under Section 6.2(A)(i) hereof shall be made on or before the applicable Expiration Date (if any); and

                    (2) Except for any claim for indemnification by the Buyer Indemnified Group relating to a breach of the representations or warranties contained in Sections 2.1, 2.3 or 2.4, as to which this Section 6.2(E)(2) shall not apply, Sellers shall not be liable to the Buyer Indemnified Group for any claims for indemnification made by the Buyer Indemnified Group under Section 6.2(A)(i) hereof until the aggregate amount of Losses with respect to such claims exceeds $50,000, and then only to the extent such indemnification claims exceed such amount; and

                    (3) Except for any claim for indemnification by the Buyer Indemnified Group relating to a breach of the representations or warranties contained in Sections 2.1, 2.3 or 2.4, as to which this Section 6.2(E)(3) shall not apply, the aggregate liability of Seller for Losses under Section 6.2(A) shall be limited to $7,000,000.

                (F) REMEDIES. Except with respect to claims based on fraud or willful misconduct, the parties hereto acknowledge and agree that the indemnity obligations set forth above shall be the exclusive remedy of the indemnified parties with respect to the Transactions.

        7. FURTHER ASSURANCES AND COOPERATION.

        Following the Closings, each of the Sellers and Buyer shall each promptly execute, deliver and/or file such documents, and promptly take such other actions (at the requesting party's expense, unless otherwise provided in this Agreement), as shall be reasonably requested by the other party to effectuate the Transactions, including, without limitation, if requested by Buyer, executing, delivering and/or filing amendments to the Partnership Organizational Documents to reflect the consummation of the Transactions and causing the execution, delivery and/or filing of such documents and amendments by the holders (other than Buyer) of equity or ownership interests in the Partnerships.

        8. CONFIDENTIALITY; MARKET STANDSTILL.

            8.1 CONFIDENTIALITY.

                (A) From and after the date hereof and through the Initial Closing Date, neither Sellers and the Partnerships, on the one hand, nor Buyer, on the other hand (such party, as applicable, for the purpose of this Section 8.1, the "DISCLOSING PARTY") shall, without the prior written consent of the other party (for the purpose of this Section 8.1, the "NON-DISCLOSING PARTY"), disclose to any person Confidential Information (as defined below) of the Non-disclosing Party, except to a Disclosing Party's affiliates, employees or Representatives who need to know such information for any reason contemplated by this Agreement (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information), or use any Confidential Information of the Non-disclosing Party for any reason other than contemplated by this Agreement unless such Disclosing Party has (i) consulted with the Non-disclosing Party and obtained the Non-disclosing Party's prior written consent, and (ii) been advised by counsel that disclosure is required to be made under applicable legal requirements or the requirements of a national securities exchange or another similar regulatory body. In the event that the Disclosing Party is requested or required by documents, subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, the Disclosing Party shall provide the Non-disclosing Party with prompt written notice of such request or demands or other similar process so that the Non-disclosing Party may seek an appropriate protective order or, if such request, demand or other similar process is mandatory, waive the Disclosing Party's compliance with the provisions of this Section 8.1(A) as appropriate.

                (B) The term "CONFIDENTIAL INFORMATION" as used herein means (i) as to Buyer, all confidential information relating to Buyer's business and operations, and (ii) as to Sellers, all confidential information relating to the business and operations of the Sellers and their affiliates in each of (i) and
(ii) whether disclosed prior to or after the date hereof. The term "Confidential Information" does not include information which becomes generally available to the public other than as a result of disclosure by the Disclosing Party, or becomes available to the Disclosing Party on a non-confidential basis from a source other than the Non-disclosing Party, provided that such source is not bound by a confidentiality agreement with the Non-disclosing Party; provided, however, the term "Confidential Information" does not include information which becomes generally available to the public other than as a result of disclosure by the Disclosing Party, or becomes available to the Disclosing Party on a non-confidential basis from a source other than the Non-disclosing Party, provided that such source is not bound by a confidentiality agreement with the Non-disclosing Party.

            8.2 PUBLIC ANNOUNCEMENTS.

        None of Buyer or the Sellers shall issue any press release or otherwise make any public statements with respect to the Transactions without the prior consent of Buyer (in the case of the Sellers) or the Sellers (in the case of Buyer), except as may be required by applicable law, including any determination by Buyer that a press release or other public statement is required under applicable securities or regulatory rules. If any party determines, with the advice of counsel, that it is required by applicable law to make this Agreement or any terms thereof public, it shall consult with the other parties regarding such disclosure and seek confidential treatment for such terms or portions of this Agreement as may be requested by the other parties.

        9. GENERAL PROVISIONS.

            9.1 TERMINATION.

        This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Initial Closing whether before or after approval and adoption of this Agreement:

                (A) by written consent of Buyer and the Sellers;

                (B) by Buyer or the Sellers if (i) any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued an order, decree, ruling or other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action is or shall have become non-appealable, or (ii) the Transactions have not been consummated by August 30, 2002 (the "FINAL DATE"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement or the Transactions shall have been a principal reason that the Initial Closing shall not have occurred on or before the Final Date.

                (C) by the Sellers if (i) there shall have been a breach in any material respect of any representations or warranties on the part of Buyer set forth in this Agreement or if any representations or warranties of Buyer shall have become untrue in any material respect, provided that none of the Sellers has breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Buyer of any of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Buyer or the Sellers to consummate the Transactions, and Buyer has not cured such breach within ten (10) business days after written notice by the Sellers thereof, provided that none of the Sellers has breached any of its obligations hereunder in any material respect; or

                (D) by the Buyer if (i) there shall have been a breach in any material respect of any representations or warranties on the part of the Sellers (or any of them) set forth in this Agreement or if any representations or warranties of the Sellers (or any of them) shall have become untrue in any material respect, provided that Buyer has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by the Sellers (or any of them) of one or more of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of the Buyer or the Sellers to consummate the Transaction, and the Sellers have not cured such breach within ten (10) business days after notice by the Buyer thereof, provided that Buyer has not breached any of its obligations hereunder in any material respect.

            9.2 EFFECTS ON TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 above, this Agreement shall forthwith become void and have no effect without liability on the part of any party hereto or its affiliates other than the provisions of this Section 9.2 and Sections 8, 9.3, 9.7, 9.8, 9.15 and 9.16.

            9.3 REIMBURSEMENT OF BUYER'S THIRD PARTY EXPENSES. In the event Buyer terminates this Agreement pursuant to Section 9.1(D)(ii) as a result of the Sellers' breach of Section 4.7 hereof, the Sellers shall promptly pay to Buyer in cash, as liquidated damages and not as a penalty, the amount of Buyer's Third Party Expenses (notwithstanding Section 9.15 hereof) related to this Agreement and the Transactions, up to a maximum amount of $100,000.

            9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally (including express courier) or sent by telecopy (and promptly confirmed by mail) or sent by prepaid registered or certified mail (return receipt requested) or by overnight delivery by a nationally recognized overnight courier to the parties at the following addresses:

                (A)    if to the Sellers, to:
                       U. S. Medical Development, Inc.
                       7200 North State Highway 161, Suite 210
                       Irving, Texas 75039
                       Attention: Robert A. Yonke
                       Telecopier: (214) 574-4020

                       with a copy to:

                       Haynes and Boone, LLP
                       201 Main Street, Suite 2200
                       Fort Worth, Texas 76102
                       Attention: William D. Greenhill
                       Telecopier: (817) 347-6650

                (B)    if to the Buyer, to
                       Endocare, Inc.
                       201 Technology Drive
                       Irvine, CA 92618
                       Attention: Chief Executive Officer
                       Telecopier: (949) 595-4765

                       with a copy to:

                       Brobeck, Phleger & Harrison LLP
                       12390 El Camino Real
                       San Diego, CA 92130
                       Attention: Steven G. Rowles
                       Telecopier: (858) 720-2555

Notices sent as aforesaid shall be deemed given and effective upon receipt. Any party (and any other person or entity designated to receive notice) may change its address or telecopy number for notice by delivery to all other parties of notice to such effect in the manner set froth herein.

            9.5 ENTIRE AGREEMENT. This Agreement (including the exhibits, schedules (including Sellers Disclosure Schedule), documents and instruments referred to or incorporated herein) constitutes the entire agreement, and supersedes all other prior agreements and undertakings (including representations and warranties), both written and oral, among the parties with respect to the subject matter hereof and thereof.

            9.6 THIRD PARTIES; ASSIGNMENT. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. None of the Sellers may assign this Agreement or any interest therein without the prior written consent of the Buyer. The Buyer may assign this Agreement or any interest therein without the consent of the Sellers.

            9.7 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without regard to principles of conflicts of law).

            9.8 CONSENT TO JURISDICTION AND FORUM SELECTION. Each of the Buyer and the Sellers irrevocably agrees that any legal action or proceeding with respect to this Agreement or for the recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Chancery or other courts of the State of Delaware, and each of the Buyer and the Sellers hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Buyer and Sellers hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to trial by jury.

            9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

            9.10 CERTAIN DEFINITIONS

                (A) "AFFILIATE". For purposes of this Agreement an "AFFILIATE" of the Sellers or the Partnerships (or any of them) or the Buyer is a person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with the Sellers or the Partnerships (or any of them) or Buyer, as the case may be. "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or other interests, by contract, credit arrangement, or otherwise.

                (B) "PERSON". For purposes of this Agreement a "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Authority.

                (C) "KNOWLEDGE". For purposes of this Agreement "KNOWLEDGE OF THE SELLERS" means the knowledge of each of the officers and directors of USMD, each general partner of USMDLTD and each officer and director of each such general partner and each manager and officer of USMDLLC. Each such individual will be deemed to have Knowledge of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

            9.11 AMENDMENT. This Agreement may only be amended by an instrument in writing signed by the parties hereto.

            9.12 WAIVER. Any term or provision of this Agreement may be waived at any time by the party or parties entitled to the benefits thereof but (A) no such waiver shall be effective unless in writing and signed by the party claimed to have made such waiver, and (B) no waiver of any term, provision or breach of this Agreement shall operate or be construed as a waiver of the same or any other term or provision, or any other breach of this Agreement, on any other occasion.

            9.13 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

            9.14 CONSTRUCTION. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Except as otherwise provided herein, any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

            9.15 EXPENSES. Whether or not the Transactions are consummated, all fees, costs and expenses incurred in connection with the Transactions, this Agreement and the other agreements and transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, broker's consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of the Transactions, this Agreement and the other agreements and transactions contemplated hereby and thereby ("THIRD PARTY EXPENSES"), shall be the obligation of the respective party incurring such Third Party Expenses. For further clarity, the parties hereto understand and agree that any Third Party Expenses incurred by or on behalf of the Partnerships shall be the obligation of the Sellers.

            9.16 ATTORNEYS FEES. In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and costs incurred in said action.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          BUYER:

                                          ENDOCARE, INC., a Delaware corporation

                                          By: /s/ John V. Cracchiolo
                                              ----------------------------------
                                          Name: John V. Cracchiolo
                                                Title: COO & CFO


                                          USMD:

                                          U.S. MEDICAL DEVELOPMENT, INC.,
                                          a Nevada corporation


                                          By: /s/ Robert A. Yonke
                                              ----------------------------------
                                          Name: Robert A. Yonke
                                          Title: Chief Executive Officer


                                          USMDLTD:

                                          U.S.M.D. LTD., a Texas limited
                                          partnership

                                          By: U.S.M.D. I, L.L.C., its general
                                              partner

                                              By: /s/ Robert A. Yonke
                                                  ------------------------------
                                              Name: Robert A. Yonke
                                              Title: Chief Executive Officer

                                          USMDLLC:

                                          U.S.M.D. I, L.L.C., a Texas limited
                                          liability company

                                          By: /s/ Robert A. Yonke
                                              ----------------------------------
                                          Name: Robert A. Yonke
                                          Title: Chief Executive Officer

                   [SIGNATURE PAGE TO PARTNERSHIP INTEREST AND
                 LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST
                              PURCHASE AGREEMENT]

                                  SCHEDULE 1.1

 GENERAL PARTNERSHIP, LIMITED PARTNERSHIP, LIMITED LIABILITY COMPANY MEMBERSHIP
                     AND OTHER OWNER EQUITY TO BE PURCHASED

        This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

                           SELLERS DISCLOSURE SCHEDULE

        This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT 1.2(B)

                             FORM OF PAY-OFF LETTER

        This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT 5.1(E)

                                     RELEASE

        This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT 5.1(F)

                  NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

        This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT 5.1(G)

                             SELLERS COUNSEL OPINION

        This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.